Exhibit 10.6

PURCHASE AND SALE AGREEMENT

by and among

MOUNTAIN VISTA MEDICAL CENTER, LP

IASIS GLENWOOD REGIONAL MEDICAL CENTER, LP

THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

collectively, as Sellers

and

MPT OF MESA, LLC

MPT OF PORT ARTHUR, LLC

MPT OF WEST MONROE, LLC

collectively, as Purchasers

dated as of August 8, 2013

TABLE OF CONTENTS

		Page No.

ARTICLE I DEFINITIONS; INCORPORATION OF RECITALS AND EXHIBITS; PRINCIPLES OF CONSTRUCTION		5

ARTICLE II SALE, PURCHASE PRICE, CLOSING		13
2.1	Purchase and Sale	13
2.2	Purchase Price	14
2.3	Application of Deposit	15
2.4	Escrow Agent	15
2.5	Closing	17

ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS		17
3.1	Sellers Representations and Warranties	17
3.2	Representations and Warranties of Purchaser	20
3.3	Covenants of Sellers	21
3.4	Covenants of Purchaser	24
3.5	Covenants with Respect to HSR Act	24

ARTICLE IV TITLE MATTERS		25
4.1	Title and Survey	25
4.2	UCC Searches	25
4.3	Updated Commitment and Survey	25
4.4	Objections	25
4.5	Cure	26

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		27
5.1	Conditions Precedent to Sellers’ Obligations	27
5.2	Conditions Precedent to Purchasers’ Obligations	28

ARTICLE VI CLOSING DELIVERIES		29
6.1	Mutual Deliveries	29
6.2	Purchasers Deliveries	30
6.3	Sellers Deliveries	31
6.4	Frustration of Closing Conditions	32

ARTICLE VII AS-IS CONDITION; RELEASE		32
7.1	“As Is” Condition of Property	32
7.2	RELEASE	33

ARTICLE VIII ADJUSTMENTS		35
8.1	Adjustments	35
8.2	Transaction Costs	36

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ARTICLE IX CASUALTY; CONDEMNATION; ENVIRONMENTAL LIABILITY		36
9.1	No Purchase Price Adjustment	36

ARTICLE X TERMINATION; DEFAULT		36
10.1	Termination	36
10.2	Effect of Termination	37
10.3	Default by Purchaser	38

ARTICLE XI INDEMNIFICATION		38
11.1	Survival of Representations and Warranties	38
11.2	Indemnification	39
11.3	Indemnification Claim Procedures	40
11.4	Limitations on Indemnification Liability	42
11.5	No Duplication	43
11.6	Mitigation	43
11.7	Indemnification Sole and Exclusive Remedy	43

ARTICLE XII MISCELLANEOUS		43
12.1	Brokers	43
12.2	Specific Performance	43
12.3	Assignment	44
12.4	Entire Agreement	44
12.5	Amendments and Waivers	44
12.6	Counterparts	44
12.7	Successors and Assigns, No Third Party Beneficiaries	44
12.8	Governing Law	44
12.9	Submission to Jurisdiction	44
12.10	Cooperation and Further Assurances	45
12.11	Severability	45
12.12	Headings	45
12.13	Bulk Sales Laws	45
12.14	Notices	46
12.15	Dates; Time of the Essence	47
12.16	Commercially Reasonable Efforts	47
12.17	Alternative Transaction Structure	47
12.18	Public Interest Covenants	47
12.19	Press Releases	47

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2013 (the “Effective Date”) by and among MOUNTAIN VISTA MEDICAL CENTER, LP, a Delaware limited partnership, IASIS GLENWOOD REGIONAL MEDICAL CENTER, LP, a Delaware limited partnership, and THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP, a Delaware limited partnership (each such entity, a “Seller” and collectively, “Sellers”), and MPT OF MESA, LLC, a Delaware limited liability company, MPT OF PORT ARTHUR, LLC, a Delaware limited liability company, and MPT OF WEST MONROE, LLC, a Delaware limited liability company (each such entity, a “Purchaser” and collectively, “Purchasers”).

RECITALS

WHEREAS, Sellers own those certain hospital facilities (each a “Facility” and collectively, the “Facilities”) listed on Schedule 1 hereto, in each case consisting, collectively, of the following (collectively, the “Real Property”):

(a) the real property with respect to such Facility legally described in Exhibit A hereto, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to such real property and any water or mineral rights owned by Sellers (collectively, the “Land”);

(b) all buildings, structures and other improvements of every kind located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Sellers have obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Improvements”); and

(c) all building fixtures, including all components thereof, located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (other than Retained Property), including, without limitation, any and all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment and built-in oxygen and vacuum systems, all of which to the greatest extent permitted by law are hereby deemed to constitute real estate, but specifically excluding any Retained Property (as defined below).

WHEREAS, Sellers desire to sell to Purchasers the Real Property and Purchasers desire to purchase the Real Property from Sellers, on the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the Closing (as hereinafter defined) the applicable Purchaser or an Affiliate of such Purchaser, as lessor, and the applicable Seller or an Affiliate of such Seller, as lessee, will enter into a separate lease agreement for each Facility, each in substantially the form attached as Exhibit B hereto (individually and collectively, as the context requires, the “Lease Agreement”), pursuant to which such lessor will lease such Facility to such lessee, and to the extent applicable, will sublet the premises leased pursuant to any Assigned Lease in accordance with the terms of the Lease Agreement; and

WHEREAS, concurrently with the Closing, MPT of West Valley City, LLC, an Affiliate of Purchasers, as lessor (“Pioneer Valley Landlord”), and Jordan Valley Medical Center, LP, an Affiliate of Sellers, as lessee (“Pioneer Valley Tenant”), will enter into an amended and restated lease agreement substantially in the form attached as Exhibit B hereto with such changes as are reasonably agreed to by the Parties, including a provision providing for a $2,035,000 fund from Pioneer Valley Landlord for certain exterior renovations (the “Pioneer Valley Lease Agreement”), pursuant to which the terms of that certain Amended and Restated Pioneer Hospital Lease, dated as of June 28, 2002 (as the same has been amended or modified from time to time, the “Original Pioneer Valley Lease”), shall be amended and restated in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; INCORPORATION OF RECITALS AND EXHIBITS;

PRINCIPLES OF CONSTRUCTION

1.1 The following terms shall have the following meanings in this Agreement:

“Accounting Referee” shall have the meaning assigned to such term in Section 2.2(c) of this Agreement.

“Action” shall mean any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, whether judicial, arbitral, administrative or other, by or before any Governmental Entity.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Allocation Statement” shall have the meaning assigned to such term in Section 2.2(c) of this Agreement.

“Assigned Leases” shall mean the Leases set forth on Schedule 1.1(n) attached hereto.

“Audited Financial Statements” shall mean the financial statements listed on Schedule 1.1(a) and identified as being audited.

“Basket Amount” shall have the meaning assigned to such term in Section 11.4(b) of this Agreement.

“Business” shall mean the operation of the Facilities and other ancillary uses relating thereto as conducted at the Real Property as of the Effective Date.

“Business Day” shall mean any day other than a Saturday or Sunday, a legal holiday or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Business Records” shall mean, to the extent maintained by, issued to or held by Sellers and in each case to the extent in the possession or reasonable control of Sellers: all books and records relating to the Real Property or the Business or the ownership thereof, including all Tax Returns (excluding income tax returns), files, invoices, correspondence, studies, reports or summaries relating to any environmental matters, and other books and records relating to the ownership or maintenance of any of the Real Property or the Business, surveys, engineering or environmental reports and other studies, investigations or depictions of the Real Property or the Business.

“Claims” shall have the meaning assigned to such term in Section 7.2 of this Agreement.

“Closing” shall have the meaning assigned to such term in Section 2.5 of this Agreement.

“Closing Date” shall have the meaning assigned to such term in Section 2.5 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral Leases” shall have the meaning assigned to such term in Section 3.1(d)(vi) of this Agreement.

“Contracts” shall mean, collectively, any and all agreements relating to the ownership, use, leasing, management, operation, development, construction, maintenance or repair of, or provision of materials, labor or services to, any Facility, any of the Real Property, or any Business conducted thereon, to which any Seller is party or is bound, but specifically excluding the Leases.

“Control” (including the corollary terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Damages” shall mean all charges, monetary judgments, awards, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses), but specifically excluding consequential, punitive, treble or similar damages, lost profits and/or diminution in value.

“Dataroom” shall mean the Merrill Corporation website data room that has been prepared by or on behalf of Sellers in connection with this Agreement, and to which access has been provided to Purchasers in connection with the execution and delivery of this Agreement.

“Deposit” shall have the meaning assigned to such term in Section 2.2(a) of this Agreement.

“Effective Date” shall have the meaning assigned to such term in the Preamble of this Agreement.

“Environmental Laws” shall mean all federal, state and local Legal Requirements relating to pollution or the environment, including laws relating to releases or threatened releases of or exposure to Hazardous Materials or relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” shall mean any and all Damages and other liabilities arising in connection with or in any way relating to the Real Property, or the use, operation or ownership of the Real Property or the conduct of Business by Sellers or any Affiliates of Sellers, whether vested or unvested, contingent or fixed, actual or potential, that (i) arise under or relate to Environmental Laws, Hazardous Materials, or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 1.1(e) and (ii) arise from or relate in any way to actions (and failures to act) occurring or conditions existing prior to the Closing Date.

“Escrow Agent” shall have the meaning assigned to such term in Section 2.2(a) of this Agreement.

“Existing Policies” shall have the meaning assigned to such term in Section 4.1 of this Agreement.

“Facility” shall have the meaning set forth in the Recitals to this Agreement.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Glenwood Facility” shall mean the Facility described on Schedule 1 hereto and commonly known as the Glenwood Regional Medical Center.

“Governmental Entity” shall mean any federal, state or local government, any court, administrative agency or commission or other governmental authority or instrumentality, including the Health Departments.

“Hazardous Materials” shall mean (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants,” “hazardous materials,” “toxic substances,” and “hazardous waste” or otherwise characterized as hazardous, toxic or harmful to human health or the environment, under any Environmental Law, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) toxic mold or water conditions which may exist at the Real Property or other matters governed by any applicable federal, state or local law or statute.

“Health Departments” shall mean departments of health, and/or any Governmental Entity (including any state or local agency of each of the states where the Real Property is located) which have jurisdiction over the licensing, ownership and/or operations of the Real Property as hospital facilities or any other healthcare use.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“Impermissible Defects” shall have the meaning assigned to such term in Section 4.5 of this Agreement.

“Improvements” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Indemnification Amount” shall have the meaning assigned to such term in Section 11.4(a) of this Agreement.

“Indemnification Claim” shall have the meaning assigned to such term in Section 11.3 of this Agreement.

“Indemnified Party” shall have the meaning assigned to such term in Section 11.3 of this Agreement.

“Indemnitor” shall mean the party required to provide indemnification pursuant to Section 11.2 of this Agreement.

“Insurance Policies” shall mean the insurance policies that Sellers maintain as of the Effective Date with respect to the Facilities.

“Inventory” shall mean, if any, building materials, supplies, hardware, carpeting and other inventory maintained in connection with Sellers’ ownership and operation of the Real Property.

“Land” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Lease Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Leases” shall mean all written leases, subleases, license agreements or other occupancy agreements affecting the Real Property under which a Seller is the landlord, lessor, lessee or tenant, and all rent, income and proceeds arising therefrom and security and other deposits made by the tenants thereunder.

“Legal Requirements” shall mean any statute, rule, regulation, ruling or requirement of any Governmental Entity.

“Liens” shall have the meaning assigned to such term in Section 2.1(a) of this Agreement.

“Material Adverse Effect” shall mean any event, circumstance, change or effect that (i) has had, or would reasonably be expected to have, a material adverse effect on any Seller, the Business conducted by such Seller on the Real Property owned by such Seller, or the Real Property owned by such Seller, including the operation or condition thereof, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Material Adverse Effect”: any event, circumstance, change, or effect relating to (a) changes in conditions in the U.S. or global economy or capital or financial markets in general, including changes in interest or exchange rates or to the hospital industry in general, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions in which the Real Property is located or the hospital industry, (c) changes in Legal Requirements and/or GAAP that are adopted or enacted after the date hereof or the interpretation thereof, (d) the announcement of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, vendors, investors, venture partners or employees, provided that the exception in this clause (d) shall not be deemed to apply to “Material Adverse Effect” qualifications in the representations and warranties set forth in Section 3.1(b) and/or Section 3.1(c) or the conditions in Section 5.2(a) or Section 5.2(b) (in each case, solely to the extent relating to the representations and warranties in Section 3.1(b) and/or Section 3.1(c)), (e) any failure, in and of itself, to meet any internal projections of Sellers, (f) declaration by the U.S. of a natural emergency or war, acts of war, hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (g) earthquakes, hurricanes or other natural disasters, or (h) any action taken by Sellers at the request or with the prior written consent of Purchasers, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of any Seller to consummate the transactions contemplated hereby.

“Mountain Vista Facility” shall mean the Facility described on Schedule 1 hereto and commonly known as the Mountain Vista Medical Center.

“Original Pioneer Valley Lease” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Outside Date” shall have the meaning assigned to such term in Section 2.5 of this Agreement.

“Parties” shall mean each Purchaser and each Seller.

“Permits” shall mean all governmental permits, licenses, certificates and authorizations relating to the use or operation of any of the Real Property and/or the Business, permits, accreditations, approvals and certificates used in or relating to the ownership, occupancy or operation of all or any part of the Real Property and/or the Business, including any permit, license, accreditation or other approval necessary under applicable federal, state or local law in order to permit the operation of the Real Property as hospital facilities.

“Permitted Exceptions” shall mean those matters set forth on Exhibit C attached hereto and made a part hereof and any other exception which shall be deemed to be a Permitted Exception in accordance with Article IV of this Agreement; provided, however, that in no event shall the Permitted Exceptions include any Impermissible Defects.

“Person” shall mean any individual, partnership, limited partnership, association, corporation, limited liability company, trustee, trust, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having a legal status.

“Per-Claim Basket” shall have the meaning assigned to such term in Section 11.4(b) of this Agreement.

“Pioneer Valley Landlord” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Pioneer Valley Lease Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Pioneer Valley Tenant” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Purchase Price” shall have the meaning assigned to such term in Section 2.2 of this Agreement.

“Purchaser Indemnified Parties” shall have the meaning assigned to such term in Section 11.2(a) of this Agreement.

“Purchaser Waived Representation” shall have the meaning assigned to such term in Section 11.4(d).

“Real Property” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Releasees” shall have the meaning assigned to such term in Section 7.2 of this Agreement.

“Required Filings” shall mean those certain filings required to be made with Government Entities in connection with the consummation of the transactions contemplated herein, as set forth on Schedule 1.1(k).

“Required Governmental Consents” shall mean those certain consents required from Governmental Entities in connection with the consummation of the transactions contemplated herein and listed on Schedule 1.1(l).

“Retained Property” shall mean all machinery, furniture and equipment, including phone systems and computers, trade fixtures, motor vehicles, Inventory, supplies and all other personal property used in the maintenance and/or operation of the Real Property as hospital facilities or otherwise owned by each Seller, whether or not affixed to the Real Property. For the avoidance of doubt, the Retained Property shall include, without limitation, those items listed on Schedule 1.1(m). Schedule 1.1(m) is solely for convenience and shall not be construed as being an exhaustive list of items that constitute Retained Property hereunder.

“Rite Aid Lease” shall mean that certain Lease by and between IASIS Glenwood Regional Medical Center, LP’s predecessor–in-interest, as landlord, and K&B Louisiana Corporation’s predecessor-in-interest, as Tenant, dated July 1, 1972, as amended by Amendment #1 to Lease dated September 1, 1972, Letter dated October 9, 1973, Amendment #3 to Lease dated December 3, 1993, and Amendment #4 to Lease February 22, 1995.

“Rite Aid ROFR” shall mean the right of first refusal to purchase the entire McMillan Mall located within the Glenwood Facility or a portion thereof comprising the premises leased to K&B Louisiana Corporation by IASIS Glenwood Regional Medical Center, LP as set forth in the Rite Aid Lease.

“Rite Aid Waiver Notice” shall mean notice from Seller to Purchaser advising Purchaser that K&B Louisiana Corporation has waived the Rite Aid ROFR accompanied by written notice from K&B Louisiana Corporation which evidences such waiver.

“Seller Indemnified Parties” shall have the meaning assigned to such term in Section 11.2(b) of this Agreement.

“Sellers’ Knowledge” or words of similar import shall be deemed to refer exclusively to matters within the actual knowledge of any Seller Knowledge Individual; provided that, if a Seller Knowledge Individual is the Chief Executive Officer or Chief Financial Officer of a Seller, then the actual knowledge of any such Seller Knowledge Individual shall be limited to the portion of the Real Property that such Seller Knowledge Individual’s Seller owns and the Business conducted thereon.

“Seller Knowledge Individuals” shall mean (i) the Chief Executive Officer and Chief Financial Officer of each Seller and (ii) the Chief Financial Officer of IASIS Healthcare LLC.

“Southeast Texas Facility” shall mean the Facility described on Schedule 1 hereto and commonly known as the Medical Center of Southeast Texas.

“Surveys” shall have the meaning assigned to such term in Section 4.1 of this Agreement.

“Survey Update” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Survival Expiration Date” shall have the meaning assigned to such term in Section 11.1 of this Agreement.

“Taxes” shall mean any federal, state, county, local or non-United States taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, production, business, occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, charges imposed by any Governmental Entity, and including any interest and penalties (civil or criminal) on or additions to any such taxes.

“Tax Returns” shall mean any returns, declarations, reports, claims for refund, information returns or statements filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and including any amendments thereof.

“Title Company” shall mean Fidelity National Title Insurance Company.

“Title Objection Notice” shall have the meaning assigned to such term in Section 4.4 of this Agreement.

“Title Update” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Updates” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Unaudited Financial Statements” shall mean the financial statements listed in Schedule 1.1(a) and identified as being unaudited.

1.2 The Recitals set forth above and the Exhibits and Schedules attached to this Agreement are hereby incorporated by this reference.

1.3 All references to Sections contained herein are to Sections in this Agreement and all references to Exhibits and Schedules contained herein are to Exhibits and Schedules attached to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. For purposes of the Glenwood Facility, all common law terms shall be deemed to include substantially equivalent terms applicable to the Real Property and related operations of the Glenwood Facility under Louisiana law. For example, all uses of the words “real property” or “real estate,” “easement,” “fixture,” and “personal property” herein shall include “immovable property,” “servitude,” “component part,” and “movable property,” respectively, under Louisiana law.

1.4 The representations, warranties, obligations and rights of each Seller, shall be those of all the parties comprising Sellers, such that each such Party shall be jointly and severally liable for all obligations of Sellers hereunder, and any consent, acceptance, amendment or waiver agreed to or given by any Seller shall be deemed binding on all Sellers. The representations, warranties, obligations and rights of each Purchaser, shall be those of all the parties comprising Purchasers, such that each such Party shall be jointly and severally liable for all obligations of Purchasers hereunder, and any consent, acceptance, amendment or waiver agreed to or given by any Purchaser shall be deemed binding on all Purchasers.

ARTICLE II

SALE, PURCHASE PRICE, CLOSING

2.1 Purchase and Sale.

(a) On the Closing Date, pursuant to the terms and subject to the conditions set forth in this Agreement, (i) Sellers shall sell and transfer to Purchasers and Purchasers shall purchase and accept from Sellers, all of Sellers’ right, title and interest in and to the Real Property, free and clear of all mortgages, deeds of trust, pledges, hypothecations, assignments, security interests, liens, claims, encumbrances, easements or other title exceptions (collectively, “Liens”), except for Permitted Exceptions, and (ii) Purchasers shall purchase the Real Property from Sellers and shall accept title thereto, subject to the Permitted Exceptions.

(b) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly not included in the Real Property to be sold to Purchasers:

(i) Cash. All cash on hand or on deposit in any bank, operating account or other account maintained by or for the benefit of Sellers in connection with the ownership, operation or management of the Real Property;

(ii) Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Lease, (C) any employees of Sellers, or (D) any tenant, guest, patient or customer of any Real Property;

(iii) Retained Property, Permits, Contracts and Leases. Any and all Retained Property, Permits, Contracts, and Leases (other than the Assigned Leases);

(iv) Intangibles. Any and all intangible property of Sellers relating to the Real Property; and

(v) Insurance Claims. Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date, subject to the terms of Section 9.1 of this Agreement in connection with a casualty.

2.2 Purchase Price.

(a) The aggregate purchase price for the transfer of the Real Property and the consummation of the transactions described herein is Two Hundred Eighty-One Million Two Hundred Fifty Thousand and No/100 Dollars ($281,250,000.00) (as such amount may be adjusted pursuant to Article VIII, the “Purchase Price”), which amount shall be allocated as provided in this Section 2.2. The Purchase Price shall be payable as follows:

(i) Purchasers shall pay the sum of $14,062,500 (together with all interest thereon, the “Deposit”) to the Title Company, acting as escrow agent (in such capacity, “Escrow Agent”) on the date hereof by wire transfer of immediately available federal funds pursuant to Escrow Agent’s written instructions.

(ii) The balance of the Purchase Price shall be paid by Purchasers to Sellers at the Closing by wire transfer of immediately available funds pursuant to Sellers’ written instructions.

(b) The Deposit shall be held and disbursed by Escrow Agent as provided for in this Agreement.

(c) Allocation of Purchase Price.

(i) Sellers and Purchasers agree that the allocation of the Purchase Price between and among each Facility will be mutually agreed upon by the Parties.

(ii) Sellers and Purchasers shall negotiate in good faith to agree upon an allocation statement of the different components of the Real Property within each Facility (the “Allocation Statement”), which Allocation Statement shall be prepared in a manner consistent with Section 1060 of the Code and the treasury regulations thereunder and which shall be mutually agreed upon by the Parties. To the extent Sellers and Purchasers have not agreed to the Allocation Statement before the Closing Date, they shall continue to negotiate in good faith after the Closing Date. If Sellers and Purchasers have not agreed to the Allocation Statement on or before the 30th day after the Closing Date, any disputed items shall be resolved by a firm of independent nationally recognized accountants chosen and mutually accepted by both Parties (the “Accounting Referee”), whose determination shall be final and binding on the Parties. The Accounting Referee shall resolve the dispute within thirty (30) days after the item has been referred to it.

(iii) The costs, fees and expenses of the Accounting Referee shall be borne equally by Sellers, on the one hand, and Purchasers, on the other hand. Purchasers, Sellers and their Affiliates shall report, act and file Tax Returns and reports (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Statement. Purchasers and Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably required to prepare such Allocation Statement. Neither Purchasers nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable law or a good faith resolution of a Tax contest.

2.3 Application of Deposit.

(a) The Deposit shall be deposited in an interest-bearing account at Bank of America, N.A. and shall be paid to the Party entitled to receive the Deposit pursuant to the provisions of this Agreement. Such Party shall pay any income taxes with respect to interest accrued on the Deposit.

(b) If the sale of the Real Property is consummated in accordance with the terms of this Agreement, the Deposit shall be paid to Sellers at the Closing.

(c) If this Agreement is terminated pursuant to Section 10.1 (excluding, however, any termination under Section 10.1(c) or otherwise resulting from or caused by a default or failure by any Purchaser to perform any of its obligations under this Agreement) or Section 4.1, the Deposit shall be refunded to Purchasers.

(d) If this Agreement is terminated pursuant to Section 10.1(c) or the Closing otherwise does not occur due to a default or failure by any Purchaser to perform any of its obligations under this Agreement, the Deposit shall be paid to and retained by Sellers in accordance with Section 10.3.

(e) If either Party makes a demand upon Escrow Agent for delivery of the Deposit, Escrow Agent shall promptly give notice to the other Party of such demand. If a notice of objection to the proposed payment is not received by Escrow Agent from the other Party within ten (10) calendar days of its receipt of notice from Escrow Agent, Escrow Agent is hereby authorized to deliver the Deposit to the Party that made the demand. If Escrow Agent receives a notice of objection within said ten (10) calendar day period, or if for any other reason Escrow Agent in good faith elects not to deliver the Deposit to the Party that made the demand, then Escrow Agent shall have the right, at its option, to either (A) continue to hold the Deposit and thereafter pay it to the Party entitled thereto when Escrow Agent receives (i) a written notice from the objecting Party withdrawing the objection, (ii) a written notice signed by both Parties directing disposition of the Deposit or (iii) a final judgment or order of a court of competent jurisdiction or (B) deposit the Deposit with a court of competent jurisdiction in the State of New York, and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Sellers and Purchasers setting forth how the Deposit should be released.

2.4 Escrow Agent. The parties further agree that:

(a) Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties hereto. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent to the extent it modifies the rights and/or obligations of Escrow Agent hereunder. Escrow Agent shall accept the Deposit with the understanding of Sellers and Purchasers that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchasers or Sellers hereunder to either of them.

(b) Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.

(c) Escrow Agent shall not be bound in any way by any other agreement or understanding between Sellers and Purchasers, whether or not Escrow Agent has knowledge thereof or consents thereto unless such consent by Escrow Agent is given in writing.

(d) Escrow Agent shall not be liable for any action taken or omitted by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence, bad faith or willful misconduct of Escrow Agent.

(e) Escrow Agent may resign at any time upon at least ten (10) days prior written notice to Sellers and Purchasers. If, prior to the effective date of such resignation, Sellers and Purchasers shall each have approved, in writing, a successor escrow agent, then upon the resignation of Escrow Agent, Escrow Agent shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason, Sellers and Purchasers shall not approve a successor escrow agent within such period, Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

(f) Sellers and Purchasers hereby agree to, jointly and severally, indemnify, defend and hold Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, Escrow Agent (including reasonable attorneys’ fees, expenses and court costs) by reason of Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement as escrow agent or in carrying out the terms of this Agreement as escrow agent, except as a result of Escrow Agent’s gross negligence, bad faith or willful misconduct.

(g) Subject to the provisions of Section 2.3(e), in the event that a dispute arises in connection with this Agreement, or as to the rights of either Sellers or Purchasers in and to, or the disposition of, the Deposit, Escrow Agent shall have the right to (i) hold and retain the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (ii) deposit the Deposit with an appropriate court of law, following which Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (iii) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (iv) interplead any of the parties hereto in any action or proceeding which may be brought to determine the rights of Sellers and Purchasers to all or any part of the Deposit.

2.5 Closing. The closing of the sale and purchase of the Real Property and the other transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as practicable (but in no event later than the fifth (5th) Business Day) after all of the conditions set forth in Article V (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same (such date, the “Closing Date”); provided, however, that the Closing shall take place no later than September 30, 2013 (the “Outside Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other place or by such other method as agreed to by the Parties hereto.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Sellers Representations and Warranties.

Sellers hereby jointly and severally represent and warrant to Purchasers, as follows, as of the date hereof and as of the Closing Date:

(a) Capacity; Authority; Validity. Each Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of its state of formation. Each Seller is duly qualified to do business and is in good standing in every jurisdiction in which it owns Real Property, except for failures to be so qualified or in good standing as has not had and would not reasonably be expected to have a Material Adverse Effect. Each Seller has all necessary limited partnership power and authority to enter into this Agreement, to perform the obligations to be performed by such Seller hereunder and to consummate the transactions contemplated hereby. This Agreement, the sale of the Real Property, and the consummation by Sellers of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership action of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions. Neither the execution, delivery and performance of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any term or provision of, or constitute a default or violation under, accelerate performance under, or create or impose any encumbrance pursuant to (i) the organizational or governing documents of any Seller, (ii) any agreement, contract or instrument to which any Seller is a party, is a party or (iii) any Legal Requirement to which any Seller or any of its Affiliates is subject, except as to clauses (ii) and (iii), as individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

(c) Consents, Filings, etc. Other than (i) any consent, filing or approval set forth on Schedule 3.1(c), and (ii) such consents and approvals as have been made or obtained, the execution, delivery and performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby will not require any filing with, or consent or approval from, any Governmental Entity or any other Person except (a) compliance with any applicable requirements of the HSR Act, (b) Required Governmental Consents, (c) Required Filings, or (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Real Property.

(i) Interests in Property. The applicable Seller is the owner of fee simple title to the Real Property identified as being owned by such Seller on Schedule 1, in each case, free and clear of Liens other than Permitted Exceptions. Except as set forth on Schedule 3.1(d)(i), there are no purchase contracts, options, rights of first refusal or other written or oral agreements of any kind whereby any person or entity will have acquired or will have any basis to assert any right to acquire any title or interest in, all or any part of the Real Property.

(ii) Possession. Except for Leases of less than one thousand (1,000) square feet and the Leases set forth on Schedule 3.1(d)(ii), there are no lease, license or other occupancy agreements pursuant to which any Person is the lessee, licensee or occupant of any space at any Facility.

(iii) Provisions Affecting the Real Property. Except as set forth in Schedule 3.1(d)(iii), as of the date hereof, to Sellers’ Knowledge, there are no, pending or threatened in writing condemnation or any similar proceedings relating to the Real Property.

(iv) Environmental Matters. Except as described on Schedule 3.1(d)(iv), to Sellers’ Knowledge (i) no Seller has received any written notice of any Actions pursuant to Environmental Laws arising out of violations of any Environmental Laws or any release of Hazardous Materials on the Real Property and (ii) no material remediation of Hazardous Materials is currently being performed or currently required to be performed on the Real Property. To Sellers’ Knowledge, no written claims, complaints, notices, or requests for information have been received by any Seller concerning any violation or alleged violation of any Environmental Law or any releases of Hazardous Materials on the Real Property or any portion thereof by any Governmental Entity which remains unresolved.

(v) Lawsuits. Except as set forth on Schedule 3.1(d)(v), as of the date hereof, there is no claim, lawsuit, proceeding or investigation pending or, to Sellers’ Knowledge, threatened in writing, against any Seller or any of the Real Property that would prevent or materially delay consummation of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vi) Collateral Leases. Except as set forth on Schedule 3.1(d)(vi), there are no material leases of real property or improvements and/or space in real property or improvements used in connection with the operation of the Facilities where any Seller is the tenant, including, without limitation, any ground leases (the “Collateral Leases”). Seller has delivered to Purchaser complete, correct and current copies of all written Collateral Leases. Except as set forth on Schedule 3.1(d)(vi), the Collateral Leases are in full force and effect and there are no monetary defaults or material non-monetary defaults by the applicable Seller that is the tenant under such Collateral Lease or, to Seller’s Knowledge, by the landlord under any such Collateral Leases (including any of the ground leases).

(vii) Financial Statements. Sellers have delivered to Purchasers the Identified Financial Statements. The Identified Financial Statements have been prepared in accordance with GAAP in all material respects, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material)). The Identified Financial Statements fairly present in all material respects the result of the operations (with respect to the Unaudited Financial Statements), and the result of the operations and the assets and liabilities (with respect to all of the other Identified Financial Statements), of Sellers with respect to the periods covered therein. No Seller has any material liabilities or obligations, and to Sellers’ Knowledge, there is no basis for any assertion against Sellers of any material liability or obligation, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Identified Financial Statements, (b) disclosed in this Agreement or in the Schedules hereto, or (c) incurred in the ordinary course of business consistent with past practice from and after the date of the last Audited Financial Statements.

(viii) Tax Status. No Seller is a foreign person as defined in Section 1445 of the Code.

(ix) Permits. Subject to Section 3.1(c) hereof, each Seller holds all material Permits from Governmental Entities necessary for the ownership and operation of its portion of the Real Property and the Business under applicable Legal Requirements except for (i) incidental Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof or (ii) those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Seller is in compliance in all material respects with the terms of the Permits covered by the preceding sentence and all such Permits are valid and in full force and effect in all material respects except to the extent any non-compliance or failure of Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Sellers have not received any written notice alleging that any Seller is in default under any of the Permits and to Sellers’ Knowledge there does not exist a default under any of the Permits which default, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

(x) Absence of Certain Changes. Since December 31, 2012, Sellers have operated the Real Property in the ordinary course, consistent with past practice, and no Seller and, to Sellers’ Knowledge, no Facility, has: suffered any adverse change, event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect.

(e) Government Programs. Sellers and the Facilities participate without restriction under Title XVIII of the Social Security Act (“Medicare”) and Title XIX of the Social Security Act (“Medicaid”), and the Medicare and the Medicaid programs administered by the states in which the Real Property is located (collectively, “Government Programs”). Sellers have received Medicare or Medicaid reimbursement with respect to the Facilities and are eligible to receive payment without restriction under the Government Programs. The Facilities are in material compliance with the conditions of participation for the Government Programs, and there is no proceeding or other action pending, or, to Sellers’ Knowledge, threatened, involving any of the Government Programs or any other third party payor programs, including the Facilities’ participation in and the reimbursement received by Sellers with respect to the Facilities from the Government Programs or any other third party payor programs. Neither Sellers nor, to Sellers’ Knowledge, any of their employees, officers or directors have committed a material violation of any Legal Requirements relating to payments and reimbursements under the Government Programs or any other third party payor program.

(f) No Seller or any of their respective Affiliates (1) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (2) is a prohibited party under the laws of the United States.

3.2 Representations and Warranties of Purchasers. Purchasers hereby represent and warrant to Sellers as follows, as of the date hereof and as of the Closing Date:

(a) Capacity; Authority; Validity. Each Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Purchaser has all necessary power and authority to enter into this Agreement, to perform the obligations to be performed by such Purchaser hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation by Purchasers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions. Neither the execution, delivery and performance of this Agreement by Purchasers nor the consummation of the transactions contemplated hereby will conflict with or result in a material breach of any term or provision of, or constitute a default or violation under or accelerate performance under, or result in the creation or imposition of any encumbrance pursuant to, (i) the organizational or governing documents of any Purchaser, (ii) any material agreement, contract or instrument to which any Purchaser is a party or (iii) any Legal Requirement to which any Purchaser is subject, except as to clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Consents, Filings, etc. Other than such consents, filings and approvals as are referenced in clauses (a)-(d) of Section 3.1(c) or have been made or obtained and such consents, filings and approvals set forth on Schedule 3.1(c), the execution and delivery of this Agreement and the performance and consummation by Purchasers of the transactions contemplated hereby will not require any filing, consent or approval from any Governmental Authority except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d) No Lawsuits. There is no lawsuit, proceeding or investigation pending or, to the knowledge of any Purchaser, threatened, against any Purchaser that would prevent or materially delay consummation of the transactions contemplated hereby.

(e) Neither Purchasers nor any of their respective Affiliates (1) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (2) is a prohibited party under the laws of the United States.

3.3 Covenants of Sellers. Sellers hereby covenant as follows:

(a) Operation of Property. For the period from the Effective Date until the Closing Date, Sellers shall use commercially reasonable efforts to: (i) operate the Real Property and the Business (A) substantially in the ordinary course consistent with past practice while maintaining present services and (B) substantially in accordance with Legal Requirements, (ii) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Real Property in the ordinary course consistent with past practice; (iii) not make any material alterations to the Real Property other than repairs in the ordinary course, in each case, without obtaining Purchasers’ prior written consent, not to be unreasonably withheld; (vi) not, without the consent of Purchasers, cancel or waive any claims or rights of material value held by Sellers and related to the Real Property, or settle or compromise any Action with respect to Sellers’ interest in the Real Property, to the extent any such cancellation, waiver, settlement or compromise would bind Purchasers or the Real Property after the Closing Date; and (vii) not incur, assume or guarantee any material indebtedness for money borrowed that is secured by any portion of the Real Property, or incur any liabilities or obligations relating to the Real Property other than in the ordinary course of business other than those which will be satisfied or discharged prior to Closing.

(b) Insurance. Sellers shall keep continuously in force through and including the Closing Date the Insurance Policies, or insurance policies in substantially the same or better coverage and amounts.

(c) Change in Conditions. Sellers shall, to the extent any Seller obtains knowledge thereof, promptly notify Purchasers of any change in any condition with respect to the Real Property, or of the occurrence of any event or circumstance, that makes any representation or warranty of Sellers to Purchasers under this Agreement untrue or misleading, or any covenant of Sellers under this Agreement incapable or materially less likely to be performed, or any condition precedent incapable or materially less likely to be satisfied. Promptly, and in any event within five (5) Business Days, after receipt, delivery, filing or preparation, as the case may be, Sellers shall deliver to Purchasers true and complete copies of: (i) any reports, filings, applications, or petitions made by any Seller to any Governmental Entity with respect to any Real Property; and (ii) any material written correspondence or notices to or from any Seller or Governmental Entity with respect to any Real Property (excluding tax invoices).

(d) Consents. Sellers, at Sellers’ sole cost and expense, shall use commercially reasonable efforts to obtain the Required Governmental Consents and any other consents required or necessary for the consummation of the transactions contemplated herein. Without limitation of the foregoing, Sellers shall submit to the appropriate Governmental Entity any required applications with required background information in order to obtain the Required Governmental Consents and to make the Required Filings as and when due as set forth on Schedule 1.1(l) and Schedule 1.1(k) respectively, and have its officers and representatives attend any meetings as are reasonably requested by the applicable Governmental Entity in connection therewith.

(e) No Shop. From the date hereof until the Closing Date or the earlier termination of this Agreement, Sellers shall not and shall not authorize or assist any of their Affiliates, shareholders, partners, directors, members, officers, employees, agents or representatives, directly or indirectly, to initiate contact with, respond to, solicit or encourage any inquiries, proposals or offers by, or participate in any discussions or negotiations with, enter into any agreement with, disclose any information concerning any of the Sellers, the Real Property or the Business to, afford any access to the properties, books or records of the Sellers to, or otherwise assist, facilitate or encourage any Person in connection with the possible proposal for a sale or master lease of, or financing secured by, the Real Property or any one or more of the Facilities.

(f) Access to Premises and Information.

(i) From the date hereof until the Closing Date, or the earlier termination of this Agreement, Sellers shall permit Purchasers and their respective representatives to have reasonable access to the Real Property (including for the purposes of conducting a Phase I environmental site assessment, which shall not include any monitoring or any type of sample collection), and to the Business Records as shall be reasonably requested to verify the accuracy of the representations and warranties of Sellers contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been completed and to determine whether the conditions set forth in Section 5.2 have been satisfied (provided, however, Sellers shall not be required by this Section 3.3(e)(i) to provide Purchasers and/or their respective representatives with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party, (y) the disclosure of which would violate any Legal Requirement or fiduciary duty or (z) that is subject to any attorney-client privilege); provided that in each such instance in which Purchasers intend to enter the Real Property pursuant to this Section 3.3(e)(i), (i) Purchasers notify Sellers in writing of its intent to enter the Real Property to conduct its due diligence not less than forty-eight (48) hours prior to such entry; (ii) such entry shall be during normal business hours; (iii) the date and time period are scheduled with Sellers (which shall act reasonably in such scheduling); (iv) Sellers shall have the right to have a representative present at the time of any such discussion or entry upon the Real Property; and (v) Purchasers shall not in any event conduct any invasive testing or invasive investigation or sampling of any environmental media or building materials with respect to the Real Property. Notwithstanding the foregoing, (A) Purchasers shall not have the right to interview the tenants under Leases or any employee without the prior written consent of Sellers not to be unreasonably withheld, conditioned or delayed and (B) Purchasers’ rights of access hereunder shall be subject to the terms and limitations of, and rights of tenants under, any Leases. In the event Purchasers are granted permission to conduct an inspection Purchasers shall conduct such inspection so as to minimize interference with the Business and the use of the Real Property by any of the tenants, employees, invitees and patients of the Facilities. Failure of Sellers to grant Purchasers access to a Real Property due to Sellers’ obligations under or, restrictions contained in the Leases, or as a result of requirements of law, shall not constitute a breach of this Section 3.3(e) or this Agreement by Sellers if Sellers are acting reasonably. Sellers shall use commercially reasonable efforts to arrange for such access.

(ii) To the extent that Purchasers damage the Real Property or any portion thereof, Purchasers shall repair the same at their sole cost and expense. Purchasers shall reimburse Sellers and hold Sellers and their Affiliates (and each of their respective officers, directors, partners, advisors, managers, employees and agents) (collectively, the “Indemnitees”) harmless from and against all claims for losses, liabilities, expenses, costs (including without limitation, reasonable attorney’s fees), damages or injuries suffered or incurred as a result of the entering upon the Real Property by Purchasers or Purchasers’ representatives or consultants or otherwise incurred in connection with Purchasers’ inspections.

(iii) The obligations of Purchasers under this Section 3.3(e) shall survive the Closing or the earlier termination of this Agreement.

3.4 Covenants of Purchasers. Purchasers hereby covenant with Sellers as follows:

(a) Consents. Purchasers, at their sole cost and expense, shall use commercially reasonable efforts to assist Sellers in their efforts to obtain the consents described in Section 3.3(d). Without limitation of the foregoing, Purchasers shall promptly provide such information, applications and submissions as are required or reasonably requested by Sellers or the applicable Governmental Entity in connection or conjunction with any applications or filings made, or to be made, by Sellers, and have its officers and representatives attend any meetings as are reasonably requested by the applicable Governmental Entity in connection therewith.

3.5 Covenants with Respect to HSR Act.

(a) The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or advisable under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in seeking and obtaining any such actions or making any such filings and furnishing information required in connection therewith. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities as may be required under the HSR Act. Each of the Parties will make all required filings (if any) under the HSR Act as promptly as practicable. Purchasers shall be responsible for payment of the filing fees with regard to such filings. To the extent reasonably requested, in connection with any filing required under the HSR Act, the Parties shall have the right to review in advance, and to the extent reasonably practicable each will consult with the other on, all the information relating to the other and its respective affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party agrees to supply as promptly as practicable any additional information and documentary material that may be requested by applicable Governmental Entity pursuant to the HSR Act and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to facilitate a Closing as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 3.5 if any objections are asserted by any Governmental Entity or any third party with respect to the transactions contemplated hereby under the HSR Act, then each of Purchasers and Sellers shall use their commercially reasonable efforts to resolve any such objections so as to permit the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

TITLE MATTERS

4.1 Title and Survey. Purchasers acknowledge receipt of a copy of (a) the existing title policy for each Real Property as provided in the Dataroom (collectively, the “Existing Policies”) and (b) an existing survey of each Real Property as provided in the Dataroom (collectively, the “Surveys”). Each Purchaser acknowledges that it has had sufficient opportunity to review the Existing Policies and the Surveys, and accepts the state of facts revealed therein, and agrees that in no event may any matters disclosed in the Existing Policies or the Surveys constitute Title Objections, and shall in all instances constitute Permitted Exceptions. At the Closing, Sellers shall convey and Purchasers shall accept fee simple title to, the Real Property, in each case, free and clear of Liens other than Permitted Exceptions; provided, however, in the event that at Closing the Real Property is encumbered by one or more Liens which are not Permitted Exceptions and (i) Sellers fail to remove such Liens under Section 4.5, (ii) the Title Company will neither remove such Liens as an exception from any new or updated applicable title policy nor insure over such Liens in a manner reasonably acceptable to Purchasers, and (iii) such Liens either constitute Impermissible Defects or have a Material Adverse Effect, then, either (1) Purchasers shall accept such title to the Real Property subject to such Liens and shall waive any claim on account of such Liens, subject to the last sentence of Section 4.5, or (2) Purchasers shall have the right to terminate this Agreement by written notice to Sellers, in which event Purchasers shall receive a refund of the Deposit and neither Party shall have any further obligation to the other, except to the extent expressly set forth in this Agreement.

4.2 UCC Searches. Purchasers may obtain, at Purchasers’ sole cost, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment liens searches and bankruptcy searches with respect to any Seller and such other persons or entities as Purchasers deem appropriate in such jurisdictions as Purchasers deem necessary and appropriate or the Real Property in such jurisdictions as Purchasers deem necessary and appropriate (collectively, the “Search Reports”). Purchasers shall promptly after receipt forward a copy of any Search Report to Sellers.

4.3 Updated Commitment and Survey. Purchasers may order new title search reports from the Title Company (each a “Title Update”) at Purchasers’ sole cost and expense. Purchasers shall instruct Title Company to simultaneously deliver directly to Purchasers and Sellers copies of each Title Update (including tax and departmental searches) ordered by Purchasers or otherwise issued by Title Company, and copies of all underlying documentation referenced as an exception to such Title Update as soon as available. Purchasers may order updates of any Survey or new surveys (each a “Survey Update”, and together with Title Updates and Search Reports, “Updates”) at Purchasers’ sole cost and expense, and shall instruct the surveyor to forward a copy of any Survey Update and any further updates thereof to Sellers and the Title Company simultaneously with the issuance thereof to Purchasers.

4.4 Objections. Purchasers shall have the right to deliver a written notice (a “Title Objection Notice”) to Sellers objecting to any items contained in an Update which are not contained in any Existing Policies or Surveys and are not otherwise Permitted Exceptions within ten (10) Business Days after any Purchaser’s receipt of such Update. Failure of any Purchaser to provide a Title Objection Notice within such ten (10) Business Day period (or to include any such matters in a timely delivered and valid Title Objection Notice) shall be deemed Purchasers’ approval of all items contained in such Update which are not Permitted Exceptions. All such items that are not objected to by Purchasers in a timely delivered and valid Title Objection Notice shall be deemed to be Permitted Exceptions. Sellers shall use such efforts and expend such amounts as they may, in their sole judgment, deem appropriate to remove or cure prior to the Closing any title exceptions which are not Permitted Exceptions to which Purchasers properly object to in the Title Objection Notice; it being understood and agreed that causing the Title Company to insure over any such title exception in a manner reasonably acceptable to Purchasers shall be deemed a cure of such title exception. Except as set forth in Section 4.5, Sellers shall not have the obligation, however, to cure any such exceptions or pay any amounts to cure or remove the same.

4.5 Cure. Notwithstanding anything contained herein to the contrary, Sellers shall be obligated to cause to be either (x) released, satisfied and otherwise discharged of record (which in the case of clause (B) below shall be deemed fulfilled if Sellers cause the applicable mechanic’s lien to be bonded over in accordance with applicable Legal Requirements) or (y) cause the Title Company to remove as an exception from any new or updated applicable title policy, or insure over in a manner reasonably acceptable to Purchasers all of the following defects which are a lien on the Real Property and are not Permitted Exceptions: (A) a mortgage, security agreement, financing statement, or any other instrument which evidences or secures indebtedness for money borrowed by Sellers or which Sellers have assumed, (B) a mechanic’s lien created by, through or under Sellers, (C) any other monetary liens arising through an act or omission of Sellers which can be satisfied by the payment of a liquidated sum, and (D) any encumbrances (including Liens) voluntarily recorded by Sellers against the Real Property after the Effective Date and not approved by Purchasers (the items described in the preceding (A), (B), (C) and (D), the “Impermissible Defects”). Sellers shall be entitled to one or more adjournments of the Closing for a period of time not to exceed, in combination with any prior adjournments by Sellers, thirty (30) days in the aggregate in order to remove any Impermissible Defect. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be obligated to spend more than One Million and No/100 Dollars ($1,000,000.00) in the aggregate to remove any Impermissible Defects described under clauses (B) and (C) above. If the Impermissible Defects described in subclauses (A), (B) and (C) of the first sentence of this Section 4.5 (as such sentence is modified by the immediately preceding sentence) are not removed or insured over as described above, and Purchasers nonetheless elect to close, Purchasers shall be entitled to a credit against the Purchase Price in an amount equal to the amount of such unsatisfied Impermissible Defects.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the transfer of the Real Property to Purchasers on the Closing Date is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions, provided that Sellers may waive such conditions in its sole discretion:

(a) (i) The representations and warranties made by Purchasers in Section 3.2(a) and Section 12.1 shall be true and correct in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and (ii) each of the other representations and warranties made by Purchasers in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any “materiality” qualifications set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchasers to consummate the transactions contemplated by this Agreement before the Outside Date.

(b) Purchasers shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Purchasers on or before the Closing and which is not otherwise specifically referred to as a condition to closing in this Section 5.1.

(c) Purchasers shall have delivered to Sellers a certificate dated as of the Closing Date and signed by an executive officer of Purchasers certifying that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied.

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) shall be in effect as of the Closing, which has the effect of making the purchase and sale of the Real Property or the transactions contemplated herein illegal or otherwise preventing or prohibiting the purchase and sale of the Real Property or the transactions contemplated herein or otherwise restraining, enjoining, preventing, prohibiting or making illegal the purchase and sale of the Real Property or the transactions contemplated herein.

(e) Sellers shall have received all of the documents required to be delivered by Purchasers under Section 6.2.

(f) Sellers shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Sellers hereunder.

(g) The Required Governmental Consents listed on Schedule 1.1(l) and the other consents listed on Schedule 3.1(c) to be obtained prior to Closing shall have been obtained and the Required Filings listed on Schedule 1.1(k) to be made prior to Closing shall have been made. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and any approval required under the HSR Act shall have been obtained.

(h) Sellers shall have received the waiver by K&B Louisiana Corporation of the Rite Aid ROFR.

(i) Sellers and their independent accountants shall have concluded that the transaction to sell the Real Property and subsequently lease the Facilities pursuant to the Lease Agreement qualifies as a successful sale-leaseback transaction under GAAP, and will result in operating lease treatment for each Lease.

5.2 Conditions Precedent to Purchasers’ Obligations. Purchasers acknowledge and agree that Purchasers have completed their due diligence of the Real Property. However, the obligation of Purchasers to purchase the Real Property on the Closing Date is subject to the satisfaction (or waiver by Purchasers) as of the Closing of the following conditions, provided that Purchasers may waive such conditions in its sole discretion:

(a) (i) The representations and warranties made by Sellers in Section 3.1(a) and Section 12.1 shall be true and correct in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and (ii) each of the other representations and warranties made by Sellers in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (ii), where the failure of such representations or warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Sellers shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Sellers on or before the Closing and which is not otherwise specifically referred to as a condition to closing in this Section 5.2.

(c) Sellers shall have delivered to Purchasers a certificate dated as of the Closing Date and signed by an executive officer of Sellers certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) shall be in effect as of the Closing, which has the effect of making the purchase and sale of the Real Property or the transactions contemplated herein illegal or otherwise preventing or prohibiting the purchase and sale of the Real Property or the transactions contemplated herein or otherwise restraining, enjoining, preventing, prohibiting or making illegal the purchase and sale of the Real Property or the transactions contemplated herein.

(e) Purchasers shall have received all of the documents required to be delivered by Sellers under Section 6.3.

(f) Purchasers shall receive good and insurable title to the Real Property, free and clear of any Liens other than the Permitted Exceptions and as otherwise provided in this Agreement.

(g) The Required Governmental Consents listed on Schedule 1.1(l) to be obtained prior to Closing shall have been obtained and the Required Filings listed on Schedule 1.1(k) to be made prior to Closing shall have been made. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and any approval required under the HSR Act shall have been obtained.

(h) Sellers shall have delivered the Rite Aid Waiver Notice.

ARTICLE VI

CLOSING DELIVERIES.

6.1 Mutual Deliveries. At the Closing, Purchasers and Sellers shall (or shall cause its applicable Affiliates to) deliver the following to each other or the Title Company, as applicable, (provided that where delivery of documents, signatures or funds to the other Party is required, such delivery shall be deemed satisfied if such documents or funds are delivered to Escrow Agent to be held in escrow, provided such items are released therefrom at Closing):

(a) to the Title Company, the Tax Returns and other documents as may be required under the laws and regulations related to the applicable real property transfer taxes, if any, and any other Tax laws applicable to the transactions contemplated hereby;

(b) to the Title Company, to the extent required, such Party’s and its Affiliates’ organizational documents and resolutions evidencing its authority to close the transactions contemplated hereby;

(c) to the Title Company, an affidavit of property value with respect to the deed for the Mountain Vista Facility in form reasonably required by the Title Company;

(d) to the Title Company, a notice to purchaser pursuant to Section 49.452 of the Texas Water Code with respect to the deed for the Southeast Texas Facility in form reasonably required by the Title Company;

(e) to the other Party, an assignment and assumption agreement in a form reasonably acceptable to the Parties hereto, duly executed and acknowledged by each Seller and Purchaser, as applicable, pursuant to which Sellers shall transfer to Purchasers all of their right, title and interest in and Purchasers assume all of the obligations under the Assigned Leases, with such obligations to be assumed by, and rights leased back to, the applicable Seller pursuant to the terms of the applicable Lease Agreement for the applicable Term (as defined in such Lease); and

(f) to the other Party, a sublease agreement in a form reasonably acceptable to the Parties hereto, duly executed and acknowledged by each Seller and Purchaser, as applicable, pursuant to which Seller shall sublet to Purchaser all of their right, title and interest in and Purchaser shall sublet from Seller the Site and Improvements (as each such term is defined in the Lot 2 Lease and the Circle Drive Lease) demised to Seller under the Lot 2 Lease and the Circle Drive Lease (as each such term is defined in the Exhibit B hereof); and

(g) to the other Party, one or more settlement statements reflecting the Purchase Price and all adjustments and prorations to be made thereto at the Closing pursuant to this Agreement, as agreed to among the Parties.

6.2 Purchasers Deliveries. At the Closing, each Purchaser shall deliver the following to Sellers (provided that where delivery of documents, signatures or funds to the other Party is required, such delivery shall be deemed satisfied if such documents or funds are delivered to Escrow Agent to be held in escrow, provided such items are released therefrom at Closing):

(i) duly executed deeds in forms reasonably acceptable to the Parties hereto, to the extent required by the applicable jurisdiction;

(ii) a duly executed certificate as contemplated by Section 5.1(c) hereof;

(iii) such other assignments, instruments of transfer, and other documents as Sellers may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Purchasers with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Purchasers;

(iv) the Lease Agreement, duly executed by Purchasers and/or its Affiliate(s);

(v) the Pioneer Valley Lease Agreement, duly executed by Pioneer Valley Landlord;

(vi) documentation evidencing the termination of that certain Security Agreement and Absolute Assignment of Subleases and Rent each made by Pioneer Valley Tenant in favor of Pioneer Valley Landlord in a form reasonably acceptable to the Parties hereto, duly executed by Pioneer Valley Landlord, together with UCC-3 financing statements;

(vii) documentation evidencing the termination of those certain guaranties made by IASIS Healthcare Corporation in favor of Pioneer Valley Landlord in a form reasonably acceptable to the Parties hereto, duly executed by Pioneer Valley Landlord;

(viii) the return of the letter of credit being held by Pioneer Valley Landlord under the terms of the Original Pioneer Valley Lease; and

(ix) an amendment to the memorandum of lease to reflect the Pioneer Valley Lease Agreement in a form reasonably acceptable to the Title Company and the Parties hereto, duly executed by Pioneer Valley Landlord.

6.3 Sellers Deliveries.

(a) At the Closing, each Seller shall (or shall cause its applicable Affiliates to) deliver the following to Purchasers or (where indicated) to the Title Company (provided that where delivery of documents, signatures or funds to the other Party is required, such delivery shall be deemed satisfied if such documents or funds are delivered to Escrow Agent to be held in escrow, provided such items are released therefrom at Closing):

(i) duly executed deeds in forms reasonably acceptable to the Parties hereto;

(ii) the Lease Agreement, duly executed by Sellers and/or their Affiliate(s);

(iii) a duly executed certificate as contemplated by Section 5.2(c) hereof;

(iv) duly executed FIRPTA certificates of each Seller’s non-foreign status that comply with Section 1445 of the Code in the form attached hereto as Exhibit D;

(v) to the Title Company, an owner’s title affidavit in form reasonably required by the Title Company;

(vi) to the extent not previously delivered to Purchasers, copies of the Leases;

(vii) copies of all plans and specifications related to the Improvements in Sellers’ possession or reasonable control;

(viii) the Pioneer Valley Lease Agreement, duly executed by Pioneer Valley Tenant;

(ix) documentation evidencing the termination of that certain Security Agreement and Absolute Assignment of Subleases and Rent each made by Pioneer Valley Tenant in favor of Pioneer Valley Landlord in the form reasonably acceptable to the Parties hereto, duly executed by Pioneer Valley Tenant;

(x) an amendment to the memorandum of lease to reflect the Pioneer Valley Lease Agreement in a form reasonably acceptable to the Title Company and the Parties hereto, duly executed by Pioneer Valley Tenant; and

(xi) such other assignments, instruments of transfer, and other documents as Purchasers may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Sellers with the covenants, agreements, representations and warranties made by them hereunder, in each case, duly executed by Sellers.

6.4 Frustration of Closing Conditions. No Party hereto may rely on the failure of any condition set forth in Sections 5.1 or 5.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby, as required by and subject to Section 12.16.

ARTICLE VII

AS-IS CONDITION; RELEASE.

7.1 “As Is” Condition of Property. PURCHASERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTION 3.1 AND ARTICLE XI HEREOF, SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE REAL PROPERTY, INCLUDING THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE REAL PROPERTY OR THE FINANCEABILITY OF THE REAL PROPERTY, (C) THE SUITABILITY OF THE REAL PROPERTY AND BUILDINGS THEREON FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASERS MAY CONDUCT THEREON, (D) ANY PROPOSED OR THREATENED CONDEMNATION OF ALL OR ANY PORTION OF THE REAL PROPERTY OR DESIGNATION OF ANY PORTION OF THE REAL PROPERTY AS PART OF A REDEVELOPMENT ZONE, (E) THE COMPLIANCE OF OR BY THE REAL PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, DESIGNATIONS OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL ENTITY OR BODY, (F) THE CURRENT OR FUTURE REAL ESTATE TAX LIABILITY, ASSESSMENT OR VALUATION OF THE REAL PROPERTY, (G) THE AVAILABILITY OR NON-AVAILABILITY OR WITHDRAWAL OR REVOCATION OF ANY BENEFITS OR INCENTIVES CONFERRED BY ANY FEDERAL, STATE OR MUNICIPAL AUTHORITIES, OR (H) THE PHYSICAL CONDITION OF THE LAND AND IMPROVEMENTS INCLUDING THE STATE OF MAINTENANCE AND REPAIR THEREOF, AND SPECIFICALLY THAT EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS REGARDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN, ON OR UNDER THE REAL PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND APPLICABLE STATE LAWS, AND REGULATIONS

PROMULGATED THEREUNDER. PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE REAL PROPERTY, EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT PURCHASERS ARE RELYING SOLELY ON THEIR OWN INVESTIGATION OF THE REAL PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLERS. PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE REAL PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLERS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION. PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO SELLERS’ EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SALE AND CONVEYANCE OF THE REAL PROPERTY TO PURCHASERS (AND THE ACCEPTANCE THEREOF BY PURCHASERS) AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. PURCHASERS ACKNOWLEDGE, REPRESENT AND WARRANT THAT PURCHASERS ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO SELLERS IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; THAT PURCHASERS FREELY AND FAIRLY AGREED TO THIS WAIVER AS PART OF THE NEGOTIATIONS FOR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; AND THAT PURCHASERS ARE REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH SUCH TRANSACTIONS AND PURCHASERS HAVE CONFERRED WITH SUCH LEGAL COUNSEL CONCERNING THIS WAIVER. THE TERMS AND PROVISIONS OF THIS ARTICLE VII SHALL SURVIVE THE CLOSING AND/OR TERMINATION OF THIS AGREEMENT. EACH PURCHASER ALSO WAIVES ANY RIGHTS IT MAY HAVE IN REDHIBITION OR TO A REDUCTION OF THE PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, IN CONNECTION WITH THE SALE OF THE REAL PROPERTY BY SELLERS HEREUNDER. BY ITS SIGNATURE, EACH PURCHASER EXPRESSLY ACKNOWLEDGES ALL SUCH WAIVERS AND ITS EXERCISE OF EACH SUCH PURCHASER’S RIGHT TO WAIVE OR OTHERWISE LIMIT THE WARRANTIES PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2503 AND 2548.

Initials of Purchasers:

7.2 RELEASE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASERS HEREBY AGREE THAT EACH SELLER, AND EACH OF ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND

ASSIGNS (COLLECTIVELY, “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE REAL PROPERTY OF SUCH SELLER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE REAL PROPERTY OF SUCH SELLER OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND SUCH REAL PROPERTY, REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT SUCH REAL PROPERTY, INCLUDING, WITHOUT LIMITATION ANY RIVER SITE CLAIMS, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO SUCH REAL PROPERTY, (C) ANY AND ALL MATTERS RELATED TO SUCH REAL PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF SUCH REAL PROPERTY AND EACH PART THEREOF, AND (D) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT SUCH REAL PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT SUCH REAL PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM (x) ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR ANY SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS TO WHICH IT IS A PARTY, INCLUDING THE LEASE AGREEMENT, OR (y) ANY CLAIMS INVOLVING MATTERS OR OBLIGATIONS WHICH ARE TO BE GOVERNED BY THE LEASE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASERS HEREBY WAIVE AND AGREE NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH THE CLAIMS DESCRIBED ABOVE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, PURCHASERS HEREBY AGREE, REPRESENT AND WARRANT THAT PURCHASERS REALIZE AND ACKNOWLEDGE THAT FACTUAL MATTERS NOW KNOWN TO THEM MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND

EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASERS FURTHER AGREE, REPRESENT AND WARRANT THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASERS NEVERTHELESS HEREBY INTEND TO RELEASE, DISCHARGE AND ACQUIT SELLERS FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLERS BY PURCHASERS IN EXCHANGE FOR SELLERS’ PERFORMANCE HEREUNDER. SELLERS HAVE GIVEN PURCHASERS MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR PURCHASERS AGREEING TO THE PROVISIONS OF THIS SECTION 7.2. THE PROVISIONS OF THIS SECTION 7.2 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

NOTWITHSTANDING THE FOREGOING, THE RELEASES SET FORTH IN THIS SECTION 7.2 SHALL NOT APPLY TO ANY CLAIMS ARISING OUT OF OR IN CONNECTION WITH (I) THE ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT OR ANY AGREEMENT ENTERED INTO IN CONNECTION HEREWITH OR CONTEMPLATED HEREBY TO BE ENTERED INTO AT CLOSING, INCLUDING THE LEASE AGREEMENT, (II) FRAUD, OR (III) THE OBLIGATIONS OF THE PARTIES IN RESPECT OF AGREEMENTS UNRELATED TO THE REAL PROPERTY, THE BUSINESS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE VIII

ADJUSTMENTS

8.1 Adjustments.

(a) The Parties acknowledge and agree that the Purchase Price shall not be subject to adjustment for prorated taxes or other expenses, except pursuant to Section 11.4(f).

(b) There shall be no adjustment to the Purchase Price on account of cash maintained by Sellers with respect to each Property through the Closing Date, and Sellers shall be entitled to retain or receive all such cash.

(c) Fuel, water, electricity, sewer, gas, telephone and other utility charges for the Real Property (including any Taxes thereon) will not be prorated, and all utility accounts and charges in connection therewith (and rights to receive refunds of any deposits under such accounts) will remain with, and be the responsibility of, the applicable Seller or its Affiliate as tenant under the Lease Agreement.

(d) Sellers shall retain their right, title and interest in and to all unpaid accounts receivable with respect to the Real Property which relate to the period prior to the Closing Date.

8.2 Transaction Costs. The costs and expenses of title insurance (including all premiums and any endorsements requested by Purchasers) shall be paid by Purchasers. Except as otherwise expressly provided in this Agreement, each of Sellers and Purchasers will pay its own costs and expenses (including attorneys’ fees) in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

CASUALTY; CONDEMNATION; ENVIRONMENTAL LIABILITY

9.1 No Purchase Price Adjustment. If prior to Closing, any of the Improvements are damaged by any casualty, any Seller learns of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of the Real Property, or any Seller learns of any Environmental Liability, such Seller shall promptly give Purchasers written notice of such occurrence and with respect to a casualty, give Purchasers access to the Real Property to examine the casualty. Notwithstanding anything to the contrary herein, in the event of any casualty or condemnation with respect to any Real Property, Purchasers shall purchase the applicable Real Property without any adjustment to the Purchase Price, provided, however:

(a) in the case of a casualty, the rights and obligations of the Parties with respect to the receipt and use of insurance proceeds in connection therewith will be subject to and governed by the applicable terms of the Lease Agreement, as if the Lease Agreement were in effect at the time of such casualty. The Parties will make any necessary assignments or payments to each other with respect to insurance proceeds necessary to effectuate the provisions of the Lease Agreement applicable to such casualty; and

(b) in the case of a condemnation, the rights and obligations of the Parties with respect to the receipt of any condemnation award in connection therewith will be subject to and governed by the applicable terms of the Lease Agreement, as if the Lease Agreement were in effect at the time of such condemnation. The Parties will make any necessary assignments or payments to each other with respect to any condemnation award necessary to effectuate the provisions of the Lease Agreement applicable to such condemnation.

ARTICLE X

TERMINATION; DEFAULT

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by written agreement of Sellers and Purchasers; or

(b) by Sellers or Purchasers, if:

(i) the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party if the failure of such Party or its Affiliates to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the transactions contemplated herein to be consummated on or before such date; or

(ii) any Governmental Entity of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated herein, and such order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable order was primarily due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement.

(c) by Sellers, if Purchasers shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 5.1(a) or Section 5.1(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Purchaser within twenty (20) days of receipt by Purchasers of written notice of such breach or failure; provided that no Seller shall have the right to terminate this Agreement pursuant to this Section 10.1(c) if Sellers or their Affiliates are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 5.2(a) or Section 5.2(b) would not be satisfied.

(d) by Purchasers, if Sellers shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Sellers within twenty (20) days of receipt by Sellers of written notice of such breach or failure; provided that Purchasers shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Purchasers are then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 5.1(a) or Section 5.1(b) would not be satisfied.

10.2 Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 10.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease, other than any obligations which expressly survive the termination of this Agreement, and each party shall be relieved of any liability or damages resulting out of any breach of this Agreement which is not willful or intentional; provided, however, that, notwithstanding anything in the foregoing to the contrary, no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement. The Parties acknowledge and agree that the failure of Purchasers to pay the Purchase Price if Sellers have satisfied the conditions in Section 5.2(a) and Section 5.2(b) is deemed a willful and intentional breach of this Agreement.

10.3 Default by Purchasers. IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OR FAILURE BY ANY PURCHASER TO FULFILL ITS OBLIGATIONS HEREUNDER, PURCHASERS AND SELLERS AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLERS MAY SUFFER. THEREFORE, PURCHASERS AND SELLERS HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLERS WOULD SUFFER IN THE EVENT ANY PURCHASER DEFAULTS AND FAILS TO CLOSE THE TRANSACTIONS HEREUNDER IS AND SHALL BE, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT. UPON SUCH DEFAULT BY ANY PURCHASER, SELLERS SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT FROM ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY. THE AMOUNT OF THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR ANY PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE TRANSACTIONS HEREUNDER, ALL OTHER CLAIMS TO DAMAGES INCLUDING, BUT NOT LIMITED TO, SPECIAL, INDIRECT, CONSEQUENTIAL AND PUNITIVE DAMAGES, OR OTHER REMEDIES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY BEING HEREBY EXPRESSLY WAIVED BY SELLERS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLERS’ REMEDIES AT LAW OR IN EQUITY AS TO ANY OBLIGATIONS THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, each representation and warranty contained herein and each covenant contained herein to be performed prior to the Closing Date, will survive the Closing and continue in full force and effect until the date that is six (6) months following the Closing Date (the “Survival Expiration Date”), and no claim for indemnification for breach of any such representation or warranty or covenant may be asserted and no action or proceeding thereon shall be valid or enforceable at law or equity pursuant to this Agreement unless, at or before midnight Eastern Time on the Survival Expiration Date, the Indemnified Party delivers written notice of claim to the Indemnitor setting forth, in reasonable detail, the nature and basis of the claim and (to the extent known at such time) an estimate of the amount of Damages reasonably expected to arise in connection with such claim (it being understood that in no event shall such estimate limit any claim for Damages hereunder); provided, however, that the obligation to indemnify shall continue following the Survival Expiration Date with respect to any claim for indemnification as to which notice was provided in accordance with this Section 11.1 prior to the Survival Expiration Date. Notwithstanding the foregoing, no claim for indemnification for breach of the representation or warranty contained in the first sentence of Section 3.1(d)(i) may be asserted after the Closing by Purchasers if the applicable title exception was insured over or omitted in the applicable title policy issued by Title Company on the Closing Date.

11.2 Indemnification.

(a) Subject to the terms and conditions of this Article XI, Sellers shall jointly and severally indemnify from and after the Closing, Purchasers, their Affiliates and their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) for any and all Damages to the extent arising from any (i) breach by Sellers of any of their representations or warranties contained in this Agreement to be true and correct on the date hereof or on the Closing Date, as if made on such date (except in the case of any representations or warranties that address matters only as of a particular date, as of such date) or (ii) breach by Sellers of any of their covenants contained in this Agreement to be performed at or prior to Closing.

(b) Subject to the terms and conditions of this Article XI, from and after the Closing, Purchasers shall indemnify and defend Sellers and their Affiliates and their respective members, directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) for, and hold the Seller Indemnified Parties harmless from, any and all Damages to the extent arising from any (i) breach of any representation or warranty by Purchasers contained in this Agreement to be true and correct on the date hereof or on the Closing Date, as if made on such date (except, in the cases of any representations or warranties that address matters only as of a particular date, as of such date), (ii) breach by Purchasers of any of its covenants contained in this Agreement to be performed at or prior to Closing, or (iii) breach by Purchasers of its obligation under Section 12.18 hereof unless such breach is a result of Sellers’ failure to comply with the “Public Interest Covenants” while Sellers comprise a Buyer (as defined on Exhibit E attached hereto).

(c) The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; (ii) by a judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. Without limiting a party’s obligation to make payment upon the earliest event specified in the preceding sentence, from and after the date on which the amount of Damages for which an Indemnified Party is entitled to indemnification under this Article XI is determined in accordance with this Section 11.2(c), interest will accrue on such amount from such date until the date of payment at the lesser of 10% per annum and the highest rate permitted under applicable law, compounding monthly; provided, however, that no such interest will be payable in the event that a final judgment or decree of any court of competent jurisdiction subsequently determines that the Indemnified Party was not entitled to indemnification for the underlying amount under this Article XI.

(d) For purposes of this Article XI and for purposes of determining whether a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 11.2(a) and whether a Seller Indemnified Party is entitled to indemnification pursuant to Section 11.2(b), any inaccuracy in or breach of any representation or warranty made by any Seller or Purchaser, as applicable, shall be determined without regard to any qualification as to “Material Adverse Effect” or “materiality” set forth in such representation or warranty or in any document delivered or made available in connection herewith, and all references to the terms “material”, “materiality”, “materially”, “ Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that Sellers shall have no obligation whatsoever to indemnify any Purchaser Indemnified Party, and no Purchaser Indemnified Party shall be entitled to indemnification, for any matter arising under Section 11.2(a) to the extent that Sellers or any Affiliate(s) of Sellers, as tenant under the Lease Agreement, shall be liable for such matter under the terms of the Lease Agreement.

11.3 Indemnification Claim Procedures.

(a) If any Action is commenced or threatened that may give rise to a claim for indemnification pursuant to this Article XI (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of and the facts giving rise to the Action, (B) including a copy of all papers served, if any, with respect to such Action, (C) to the extent known at such time, including the Indemnified Party’s estimate of the amount of Damages (including the method of calculation thereof) that may arise from such Action (it being understood that in no event shall such estimate limit any claim for Damages hereunder), and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the Indemnitor is actually and materially prejudiced by the Indemnified Party’s failure to give such notice, or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the Survival Expiration Date, except to the extent the Indemnification Claim relates to Section 12.18 hereof and is made pursuant to Section 11.2(b)(iii) hereof.

(b) An Indemnitor may elect at any time to assume and thereafter conduct the defense, compromise or settlement of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice (which counsel shall be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall bear any fees, costs and expenses of its counsel in connection with such Action; provided, however, an Indemnitor may not assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim in the event that (A) the amount of such Indemnification Claim is (i) less than the Basket Amount or (ii) greater than the Indemnification Amount, (B) such Indemnification Claim involves criminal allegations or any Governmental Authority or (C) such Indemnification Claim seeks any equitable remedy. Notwithstanding the foregoing, the Indemnitor will bear the reasonable fees, costs and expenses of one such separate counsel to the Indemnified Party in each jurisdiction (and shall pay such fees, costs and expenses as incurred), if the defendants in, or targets of, any such action or proceeding include both the Indemnified Party and the Indemnitor, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it which are different from or additional to those available to the Indemnitor or that representation by the same counsel is or is reasonably likely to be a conflict of interest. If the Indemnitor assumes such defense, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. If the Indemnitor assumes such defense, it shall be permitted to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval, unless (i) the terms of such settlement provide for a full and complete release by the third-party claimant of the claims that are the subject of such Action in favor of the Indemnified Party, (ii) the Indemnitor does not admit or otherwise acknowledge in writing to the relevant court of Governmental Entity or third-party claimant any liability, wrongdoing or misconduct on behalf of the Indemnified Party or any of its Affiliates and (iii) such settlement is only for money damages that are paid by Indemnitor and does not include any equitable relief. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action, provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor may participate in any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(a) and the Indemnitor shall bear its own costs and expenses with respect to such participation.

(c) If any Indemnified Party becomes aware of any circumstances that it reasonably expects would give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of and the facts giving rise to the circumstances giving rise to the Indemnification Claim and (B) to the extent known at such time, including the Indemnified Party’s estimate of the amount of Damages (including the method of calculation thereof) that may arise from such circumstances (it being understood that in no event shall such estimate limit any claim for Damages hereunder). Failure to notify the Indemnitor in accordance with this Section 11.3(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the Indemnified Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(c) prior to the Survival Expiration Date, except to the extent the Indemnification Claim relates to Section 12.18 hereof and is made pursuant to Section 11.2(b)(iii) hereof.

(d) At the reasonable request of the Indemnitor or the Indemnified Party, each such party shall grant the other party and its representatives, upon reasonable prior notice, all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

11.4 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a) Indemnification Cap. The aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 11.2(a) will not exceed the sum of Four Million Two Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($4,218,750) (the “Indemnification Amount”).

(b) Claims Basket. The Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(a) unless and until the amount of Damages (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties that are the subject of such claim (or any series of related claims arising out of similar circumstances) exceeds Fifty Thousand Dollars ($50,000) (the “Per-Claim Basket”), and the Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(a) to the extent the aggregate amount of all Damages (excluding costs and expenses of Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article XI (excluding amounts below any applicable Per-Claim Basket) exceeds Two Hundred Eighty One Thousand Two Hundred Fifty Dollars ($281,250) (the “Basket Amount”), and then only to the extent of such excess.

(c) Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall use commercially reasonable efforts to assign to the Indemnitor all of its claims for recovery against third persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(d) Purchaser Waived Breach. In the event that (i) Purchasers obtain knowledge prior to the Closing of any inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement that would give Purchasers the right to not consummate the Closing under Section 5.2 (a “Purchaser Waived Representation”), (ii) Purchasers notify Sellers of such inaccuracy or breach and Sellers acknowledge in writing prior to the Closing that Purchasers have such right to not consummate the Closing, and (iii) Purchasers nonetheless proceed with and consummate the Closing, then Purchasers and any Purchaser Indemnified Party shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Representation.

(e) Consequential and Punitive Damages. No Indemnified Party shall be entitled to indemnification for any consequential or punitive Damages related to the breach or alleged breach of this Agreement, or claims for lost profits and/or diminution in value.

(f) Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and non-United States Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by applicable Law or a final determination.

11.5 No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Without limiting the foregoing, all Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of any indemnification payments or other recoveries actually received by such Indemnified Party from any third party, net of any costs incurred by the Indemnified Parties in recovering such amounts.

11.6 Mitigation. An Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.

11.7 Indemnification Sole and Exclusive Remedy. Following the Closing, except for the remedies described in Section 12.2 (which shall not include any action for monetary damages) and in the case of fraud, indemnification pursuant to this Article XI shall be the sole and exclusive remedy against Sellers in the case of the Purchaser Indemnified Parties and the sole and exclusive remedy against Purchasers in the case of the Seller Indemnified Parties, related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement which survives Closing, excluding covenants contained herein which are to be performed after the Closing Date.

ARTICLE XII

MISCELLANEOUS

12.1 Brokers. Each Party hereby represents and warrants to the other Party hereto that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than (a) J.P. Morgan, whose fees shall be paid by Sellers, and (b) any other broker, salesman, finder or consultant whose fees are paid by such Party.

12.2 Specific Performance. Subject to the terms of Section 10.3 hereof, the Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto intentionally and materially breach their obligations under this Agreement (including intentionally and materially failing to take such actions as are required of it hereunder to consummate the transactions contemplated herein). Accordingly, the Parties acknowledge and agree that, except as otherwise expressly provided in Section 10.3, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent any such intentional and material breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent any such intentional and material breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party without the prior written consent of the other Party hereto; provided, however, no such consent shall be required in the event of an assignment by Purchasers, in whole or in part, prior to the Closing Date of its rights or obligations hereunder to an entity which is Controlled by Purchasers, provided, however, that no such assignment shall relieve Purchasers of their obligations hereunder.

12.4 Entire Agreement. This Agreement (together with all schedules and exhibits hereto) supersedes any other agreement, whether written or oral, which may have been made or entered into by the Parties hereto relating to the matters contemplated hereby, and constitutes the entire agreement of the Parties. Except as expressly set forth in this Agreement, no Party hereto is making any representations or warranties, express or implied, as to such Party or the Real Property.

12.5 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

12.7 Successors and Assigns, No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the Parties to this Agreement and its successors and permitted assigns and nothing herein express or implied shall give or be construed to give any person or entity, other than the parties hereto and such assigns, any legal or equitable rights.

12.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.

12.9 Submission to Jurisdiction. Each Purchaser and each Seller irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States

District Court for the Southern District of New York, in each case sitting in New York County, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Purchaser and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Purchasers and Sellers irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and the United States District Court for the Southern District of New York, in each case sitting in New York County, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.10 Cooperation and Further Assurances. Sellers and Purchasers agree to execute any further instruments or perform any acts which are or may become reasonably necessary to carry out the intent of this Agreement.

12.11 Severability. Each provision of this Agreement shall be considered separable, and if, for any reason, any provision or provisions hereof are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

12.12 Headings. Section titles are for convenience of reference only and shall not control or alter the meaning of this Agreement set forth in the text.

12.13 Bulk Sales Laws. Purchasers and Sellers hereby waive compliance by the other with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of all or any portion of the Real Property to Purchasers.

12.14 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (a) personally delivered, (b) delivered by express mail, Federal Express or other comparable overnight courier service, or (c) faxed (and confirmed by telephone), as follows:

To Purchasers:

c/o MPT Operating Partnership, L.P.

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

Facsimile: (205) 969-3756

Attention: Legal Department

with a copy thereof to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

420 20th Street North, Suite 1400

Birmingham, Alabama 35203

Facsimile: (205) 322-8007

Attention: Thomas O. Kolb, Esq.

To Sellers:

c/o IASIS Healthcare LLC

117 Seaboard Lane

Building E

Franklin, Tennessee 37067

Facsimile: (205) 969-3756

Attention: General Counsel

with a copy thereof to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Attention: Neil Rock, Esq.

To Escrow Agent:

Fidelity National Title Insurance Company

National Commercial Services

1400 Post Oak Blvd., Suite 740

Houston, Texas 77056

Facsimile: (713) 623-4406

Attention: Lolly Avant

All notices (A) shall be deemed to have been given on the date that the same shall have been received in accordance with the provisions of this Section and (B) may be given either by a Party or by such Party’s attorneys. Any Party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of written notice thereof to the other Party.

12.15 Dates; Time of the Essence. If any date set forth in this Agreement for the delivery of any document or the happening of any event (other than the Closing Date) should, under the terms hereof, fall on a day that is not a Business Day, then such date shall be automatically extended to the next succeeding Business Day. Time is of the essence with respect to the each of the covenants and obligations to be performed by the Parties hereunder.

12.16 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated herein.

12.17 Alternative Transaction Structure. Purchasers agree to consider in good faith and cooperate with Sellers to implement any alternative transaction structures proposed by Sellers in order to mitigate potential adverse tax consequences to Sellers, provided that such alternative transaction structure is without cost or increased liability to Purchasers (including, without limitation, with respect to Taxes) and without any delay in the performance of any of the obligations of the Parties under this Agreement. The parties hereto acknowledge and agree that the failure to agree to and implement such an alternative transaction structure mutually acceptable to Sellers and Purchasers shall not constitute a breach of this Agreement or failure of a condition precedent to Sellers’ obligations to close under Section 5.1(b).

12.18 Public Interest Covenants. From and after the consummation of the Closing hereunder, Purchasers shall be obligated to ensure that an entity comprising Buyer (as defined on Exhibit E attached hereto) continues to comply with the “Public Interest Covenants” applicable to the Glenwood Facility and set forth on Exhibit E hereto for as long compliance therewith is required by the terms thereof, and shall ensure that each subsequent owner or Person in control of the Glenwood Facility shall comply with such Public Interest Covenants to the extent required by such Public Interest Covenants. Purchasers’ obligation under this Section 12.18 shall survive until compliance with the Public Interest Covenants is no longer required by the terms thereof.

12.19 Press Releases. All pre-Closing publicity concerning the transactions contemplated by this Agreement shall be jointly planned, coordinated and released by and among the Parties and neither Party shall have the right to identify the other Party to this transaction or the Facilities or the location thereof without the prior written consent of the other Party hereto; provided, however, that, notwithstanding any provision hereof to the contrary, a Party may, without the prior consent of the other Parties hereto, on or after August 14, 2013, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization (including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ).

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

MOUNTAIN VISTA MEDICAL CENTER, LP, a Delaware limited partnership
IASIS GLENWOOD REGIONAL MEDICAL
CENTER, LP, a Delaware limited partnership
THE MEDICAL CENTER OF SOUTHEAST
TEXAS, LP, a Delaware limited partnership

By:	/s/ William A. Stokes
Name: William A. Stokes
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PURCHASERS:

MPT OF MESA, LLC, a Delaware limited liability company
MPT OF PORT ARTHUR, LLC, a Delaware limited liability company
MPT OF WEST MONROE, LLC, a Delaware limited liability company

By: MPT Operating Partnership, L.P., its sole member

By:	/s/ R. Steven Hamner
Name: R. Steven Hamner
Title: Executive Vice President and CFO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Lolly Avant
Name: Lolly Avant
Title: VP, Manager